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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15
 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
            Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-27482
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                               XeTel Corporation
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               (Exact Name of Registrant as Specified in Its Charter)

                         9600 Great Hills, Suite 150W
                               Austin, TX 78759
                                (512) 637-1078
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Shares of Common Stock, $0.0001 par value
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            (Title of each class of securities covered by this Form)

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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     (X)         Rule 12h-3(b)(1)(ii)  ( )
       Rule 12g-4(a)(1)(ii)    ( )         Rule 12h-3(b)(2)(i)   ( )
       Rule 12g-4(a)(2)(i)     ( )         Rule 12h-3(b)(2)(ii)  ( )
       Rule 12g-4(a)(2)(ii)    ( )         Rule 15d-6            ( )
       Rule 12h-3(b)(1)(i)     (X)

 Approximate number of holders of record as of the certification or notice
date:   0

Pursuant to the requirements of the Securities Exchange Act of 1934 as amended, XeTel Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: October 8, 2003

                                XETEL CORPORATION

                                By:   /s/ Angelo A. DeCaro, Jr.
                                Name:     Angelo A. DeCaro, Jr.
                                Title:    President and Chief Executive Officer